August 8, 1997


(716) 258-2813

Canandaigua National Collective Investment
Fund for Qualified Trusts
c/o Robert J. Swartout, Secretary
The Canandaigua National Bank and Trust Company
72 South Main Street
Canandaigua, New York 14424

Dear Sirs:

     It is our opinion that the 119,299.837 units of the Equity Portfolio of the Canandaigua National Collective Investment Fund for Qualified Trusts (the "Fund") issued during the period from January 1, 1997 through June 30, 1997 and the 7,929.944 units of the Bond Portfolio of the Fund issued during the same period were legally issued, fully paid, and non-assessable.

                                   Very truly yours,


                                   /s/ Underberg & Kessler LLP
                                   UNDERBERG & KESSLER LLP